Exhibit 99.5

EXECUTIVE CONSULTING AGREEMENT

This Agreement (the “Agreement”) is entered into as of 5th day of June, 2013 by and between E-Waste Systems, Inc. (“EWSI”) and its subsidiaries, and Julie Peterson Mindiola of Surf Investments Ltd., (the “Consultant”).

Whereas, EWSI is in the business of electronics waste recycling and related reverse logistics services that it wishes to expand, and

Whereas, the Consultant, is  experienced in the electronics sale and repair, reverse logistics and e-waste industry and was is the founder of Surf Investments Ltd a company based in California, (‘Surf’) a key market for EWSI, which is in the process of being acquired by EWSI and

Whereas, EWSI desires to expand its business, stabilize and grow Surf, and needs the knowledge and expertise which the Consultant possesses to help achieve its objectives, and

Whereas, EWSI desires to retain the Consultant to provide executive services to take advantage of the Consultant’s experience and to exploit commercial opportunities, and the Consultant is willing to provide such consulting services acting on behalf of EWSI.

Now therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1. Engagement; Consultant Relationship; Duties; Title.  EWSI hereby engages the Consultant, and the Consultant hereby agrees to render, consulting services to EWSI in connection the expansion of the business as listed on Schedule A. The Consultant shall report to the Chief Executive (the “CEO”) of EWSI or such other person as the CEO shall designate. The Consultant shall devote a portion of her business time and efforts to the expansion and business development of EWSI as shown on Schedule A. The Consultant shall use reasonable efforts in such endeavors. The Consultant shall also perform the services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use, and shall agree to abide by the rules of governance established by EWSI’s board of directors, including but not limited to, the Code of Business Conduct and Ethics and the Insider Trading Policies (copies of which are available and maintained on the EWSI website).

It is understood that the Consultant’s success may be enhanced by having the credibility of a title of distinction, and EWSI hereby allows the Consultant to retain the title of founder and apply it to Surf or such other name as Surf shall be changed to and to use the title of Executive Consultant for the term of this engagement.  EWSI shall include reference to this role on its website, in the ‘Team’ section, and shall provide an EWSI email address for correspondence.

2. Term and Termination. The term of this Agreement shall begin on the date first signed and shall continue until the first anniversary of the date of this Agreement (the ‘Termination Date’) unless terminated by either party as described herein (the “Term”). If not terminated by either party within 30 days of the first Termination Date, this agreement shall automatically be renewed for successive one year terms.  Prior to any scheduled Termination Date, EWSI may terminate this agreement for cause (defined as immoral, unethical, or illegal behaviour the Consultant) without prior notice.  Should EWSI terminate this agreement other than for cause, it shall provide the Consultant with thirty days notice.  Should EWSI subsequently conclude a transaction among those listed on Schedule A, within 12 months of Termination Date, EWSI shall pay to Consultant any fees deriving from such transactions in accordance with this Agreement.

Should the Consultant terminate this agreement other than due to a breach of this Agreement by EWSI, Consultant shall forfeit any claims to compensation for transactions completed by EWSI following the termination date, unless the fees earned were for work completed by the Consultant prior to the termination date.

3. Compensation. As initial compensation for services rendered by the Consultant under this Agreement, EWSI shall issue to the Consultant One Million (1,000,000) S8 unrestricted shares of EWSI’s common stock, upon the signing of this Agreement.  The common stock issued shall be newly issued unrestricted common shares. Upon completion of any of the Surf related or business development initiatives such as are listed on Schedule A, EWSI shall pay the Consultant an incentive fee based on an agreed percentage of the value of the successful implementation of the initiatives, as further stipulated on Schedule A.

The Consultant will also be eligible to participate in EWSI’s Incentive Stock Option Plan, as adopted by its Board of Directors, and Consultant shall be entitled to participate in a manner consistent with other consultants to EWSI.

 Unless otherwise required by law, all such compensation shall be payable without deduction for national or local income taxes, social security or any other amounts, which shall remain the responsibility of the Consultant.

4. Expenses. The Consultant shall pay for her own expenses unless otherwise agreed or required by EWSI and pre-approved.

5. Independent Contractor. The Consultant is an independent contractor providing services to EWSI. The Consultant is not an agent of EWSI and shall have no right to bind EWSI, except as expressly and duly authorized by affirmative action of the CEO or board of directors. EWSI, as appropriate, will report all payments to be made hereunder on Forms 1099 (or their equivalent in a different country) as payments to the Consultant for independent contracting services. EWSI shall not carry worker’s compensation insurance to cover the Consultant. EWSI shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, or their equivalent in another country, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

6. No Assignment. Unless otherwise agreed with EWSI, the Consultant shall not subcontract her duties or cause any other person or entity to perform her services. The Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on her part pursuant to the terms of this Agreement without the prior written consent of EWSI. Any attempted assignment or transfer by Consultant of her obligations without such consent shall be voided.

7. Payment of Fees. Consultant may instruct EWSI, in writing, to make payments earned under this Agreement to any other company or individual as full and absolute settlement of such fees so long as doing so conforms with appropriate statutes, including without limitation US or international tax law, the Patriot Act or other such legislation, and SEC regulations.

8. Confidentiality, Non-Competition and Non-Circumvention.  During the term of this Agreement and for a period of two (2) years after, EWSI and Consultant agree that neither of them, nor any affiliate of them, directly or indirectly, or in any other capacity, will (i) in any manner influence any person who is an employee of the other Party to leave such service or hire any such person, (ii) contact or solicit any Person that is or at any time within the one year period immediately prior to the date of this Agreement was a customer of EWSI or Consultant for the purpose of providing products, services or business competitive with that provided by the other PARTY, or provide any such products, services or business to any such Person, (iii) request or advise any suppliers, customers or accounts of the other Party to withdraw, curtail or cancel any business that is placed with the other Party, (iv) use or disclose, or cause to be used or disclosed, any secret, confidential or proprietary information of either Party, which is stipulated by either Party as confidential, regardless of the fact that EWSI and/or Consultant or any EWSI Affiliate may have participated in the development of that information, or (v) make any disparaging remarks about the other Party, their employees or officers, or their services, practices or conduct.

9. Contracts or Other Agreements with Current or Former Employer or Business. The Consultant hereby represents and warrants that she is not subject to any agreement with respect to which the Consultant’s engagement by EWSI would be a breach.

10. Modification of Agreement. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

11. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.
All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to EWSI:
Susan Johnson, Secretary-Treasurer
101 First Street #493
Los Altos, CA USA 94022

Attn:
If to Consultant:
Julie Peterson Mindiola
25885 Trabuco, #277
Lake Forest, CA 92630

or, to such other address as the parties hereto may specify, in writing, from time to time.

12. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Consultant’s engagement by EWSI.

14. Successors, Binding Agreement. Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by EWSI’s successors and assigns.

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Survival of Obligations. The duties and obligations contained in Paragraphs 6, 12, 13, 15 and 17 shall survive the expiration or termination of this Agreement.

17. Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

18. Tax Withholding; Indemnification. By reason of Consultant’s relationship with EWSI as an independent contractor, all sums required to be paid by EWSI to Consultant shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar employer withholdings, deductions and payments. Consultant acknowledges and agrees that Consultant shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless EWSI for any liability, claim, expense or other cost incurred by EWSI arising out of or related to the obligations of Consultant pursuant to this Paragraph 16.

19. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada

20. Headings. The headings of the Paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

For E-Waste Systems, Inc.

/s/  Martin Nielson
      Martin Nielson, CEO

Consultant

/s/   Julie Peterson Mindiola
       Julie Peterson Mindiola

Schedule A

Compensation for Surf Initiatives of the Consultant

1.    Sales of E-Waste Services or Products
Incentive Fee payable:  For gross margin (sales less all direct costs of sales) received and paid to Surf for products or services sourced by the Consultant for Surf:  50% of the first $10,000 in any given month; plus 25% of the amount above $10,000, until $15,000 in cash compensation in any given month is achieved; and thereafter 10%.

2.    New Contracts of business for services to be rendered by Surf
Incentive Fee payable:  2% of the first year value of the contract, based on gross revenues of e-scrap and usable electronics resold, as determined by EWSI’s auditors.  This amount shall be on top of the payments in #1 above.

3.    Accounting and administrative services to be rendered by Surf
Fee payable:  EWSI shall pay $360 per week for basic administrative services (approximately 10 hours per week for administering accounts payable, accounts receivable, payroll, etc.) in cash or alternatively $2 for every $1 charged by the Consultant and approved by EWSI for provision of such service under this clause if the Consultant agrees to accept such payment in S8 registered shares or Rule 144 Unregistered shares of Common Stock of EWSI.  If stock is to be issued, then it will be at the discretion of EWSI as to what type of stock the form of payment will take.

Compensation for Business Development Initiatives of the Consultant

4.    Sales of E-Waste Services or Products
Incentive Fee payable:  For gross margin (sales less all direct costs of sales) received and paid to EWSI for products or services sourced by the Consultant:  50% of the first $10,000 in any given month; plus 25% of the amount above $10,000, until $15,000 in cash compensation in any given month is achieved; and thereafter 10%.

5.    New Contracts of business for services to be rendered by EWSI
Incentive Fee payable:  2% of the first year value of the contract, based on gross revenues of e-scrap and usable electronics resold, as determined by EWSI’s auditors.  This amount shall be on top of the payments in #1 above.

6.    Contracts to Support a New ePlant
Upon obtaining cumulative contracts totaling at least 4,000 metric tones of e-waste within a 200 mile radius (any geography) such that EWSI can commission an e-waste recycling plant (an ePlant™) to serve that tonnage, or alternatively obtaining a grant or equivalent financial inducement to purchase such a plant, a payment of the greater of 2% of the value of the transaction, or $75,000 payable in shares of EWSI restricted common stock will be issued.  If an alternative agreement, such as a tolling contract is entered into, the Parties will negotiate a reasonable form of consideration in keeping with these principles.

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7.    Sale of a New ePlant™
Upon signing a binding contract to sell a new ePlant™ to any third party, EWSI shall pay Consultant 1% of the ePlant™ contracted selling price, payable in shares of EWSI restricted common stock.

8.    Hiring of key executives introduced to EWSI by the Consultant
Incentive Fee payable:  $15,000 for any senior executive (director or vice president), and $5,000 for any other management employee hired by EWSI, payable in shares of EWSI restricted common stock.

9.    Acquisition
Incentive Fee payable:  $25,000 payable in shares of EWSI restricted common stock will be issued for any company or part of a company that EWSI acquires that the Consultant sourced and introduced to EWSI and which was subsequently acquired.

10.  Sale of New Branding License
Incentive Fee payable:  $10,000 payable in shares of EWSI restricted common stock will be paid upon signing of a contract with EWSI for the purchase of any two year branding license.

11.  Sale of Technology Products
Incentive Fee payable:  $5,000 payable in shares of EWSI restricted common stock will be paid for any technology product sale closed, plus a fee in keeping with #1 above.

A - 2